Exhibit 99.1

Contact:	Larry Keener
President and Chief
Executive Officer
(972) 991-2422

PALM HARBOR HOMES, INC. REPORTS
SECOND QUARTER FISCAL 2005 RESULTS

DALLAS, Texas (October 19, 2004) - Palm Harbor Homes, Inc. (Nasdaq/NM:PHHM) today reported financial results for the second quarter and first six months of fiscal 2005 ended September 24, 2004.

Net sales for the second quarter totaled $150.5 million compared with $148.5 million in the year-earlier period. The net loss for the second quarter totaled $2.2 million, or $0.10 per share, compared with net income of $515,000, or $0.02 per share, a year ago. Net sales for the first six months of fiscal 2005 were $308.2 million compared with $304.4 million in the year-earlier period. The net loss for the first half of fiscal 2005 totaled $1.2 million, or $0.05 per share, compared with net income of $1.3 million, or $0.06 per share, in the first half of fiscal 2004.

Larry Keener, president and chief executive officer of Palm Harbor Homes, Inc., said, “As we previously announced, our retail sales for the second quarter were not as strong as we expected after the more positive activity we saw in the first quarter. Obviously, the recent severe hurricane activity on the east coast created a number of disruptions for Palm Harbor and others in our industry with the resultant delays in both wholesale and retail deliveries. Retail demand has continued to be erratic, especially in our key markets of Texas and the Carolinas, where we have a significant retail presence. Our overall profitability was also affected by higher raw materials and energy costs.

“We continue to build for the long term and we remain confident that we are taking the right steps to strategically position Palm Harbor for the future,” Keener continued. “We recognize that during uncertain times, we must stay focused on managing the fundamental aspects of our business that we can control. In order to improve our operating efficiencies, we believe it is imperative to balance our manufacturing and distribution capacity with the needs of the market. As such, during the third fiscal quarter, we intend to temporarily idle a plant in Texas and shift production to another plant. In addition, we will be liquidating 12 of our least productive sales centers in order to further reduce our overhead. Expenses associated with these actions are expected to approximate $2.5 million and primarily will be incurred in the third fiscal quarter. Resulting cost reductions should approximate $4.0 million annually and begin in the fourth fiscal quarter.

“We are encouraged by the consistent strength of our wholesale business and the trends in our backlog are favorable indicators entering the third quarter. Our modular business continues to grow steadily and sales of factory-built modular homes were up nearly 20 percent over the second quarter of last year. Our Discovery series is attracting higher quality customers to our sales centers and opening more conventional wholesale markets to our products. We are aggressively marketing this innovative product line and believe the interest and enthusiasm we are seeing now will translate into further growth in sales. Above all, we remain highly focused on exceeding our customers’ expectations by delivering value with a proven product offering. These are the key differentiators for Palm Harbor and we will continue to leverage our core strengths to build market share and produce tangible results,” Keener concluded.

Kelly Tacke, chief financial officer of Palm Harbor Homes, Inc., commented, “We have continued to focus on maintaining a strong financial position during these slow business cycles. We believe our demonstrated ability to carefully control our fixed costs and pursue a fiscally conservative operating approach remains a strategic advantage for Palm Harbor. As such, we have reduced our floor plan payable to $21.4 million, representing the lowest level since March 1996.”

     A conference call regarding this release is scheduled for tomorrow, October 20, 2004, at 10:00 a.m. (Eastern Time). Interested parties can access a live simulcast on the Internet at www.PalmHarbor.com or www.FullDisclosure.com. A 30-day replay will be available on both websites.

     Palm Harbor Homes is one of the nation’s leading manufacturers and marketers of multi-section manufactured homes. The Company markets nationwide through vertically integrated operations, encompassing manufacturing, marketing, financing and insurance.

PALM HARBOR HOMES, INC.
Condensed Consolidated Financial Results

	Second Quarter Ended
	Sept. 24,	Sept. 26,
	2004	2003
Net sales	$150,453,000	$148,547,000
Net income (loss)	(2,219,000)	515,000
Net income (loss) per share — basic and diluted	(0.10)	0.02

	Six Months Ended
	Sept. 24,	Sept. 26,
	2004	2003
Net sales	$308,203,000	$304,446,000
Net income (loss)	(1,168,000)	1,327,000
Net income (loss) per share — basic and diluted	(0.05)	0.06

This press release contains projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the Company’s current views with respect to future events and financial performance. No assurance can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. A discussion of these factors is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

PALM HARBOR HOMES, INC.
Statements of Income

(Dollars in thousands, except earnings per share)
For the second quarter and six months ended September 24, 2004 and September 26, 2003

	Second Quarter Ended		Six Months Ended
	Sept. 24,	Sept. 26,	Sept. 24,	Sept. 26,
	2004	2003	2004	2003
	(Unaudited)		(Unaudited)
Net sales	$150,453	$148,547	$308,203	$304,446
Cost of sales	111,945	109,413	229,076	224,935
Selling, general and administrative expenses	39,905	39,075	77,442	79,370

Income (loss) from operations	(1,397)	59	1,685	141
Interest expense	(2,079)	(1,235)	(4,027)	(2,926)
Equity in earnings (loss) of limited partnership	(202)	1,788	243	4,146
Other income	40	264	183	850

Income (loss) before income taxes	(3,638)	876	(1,916)	2,211
Income tax benefit (expense)	1,419	(361)	748	(884)

Net income (loss)	$(2,219)	$515	$(1,168)	$1,327

Net income (loss) per common share — diluted	$(0.10)	$0.02	$(0.05)	$0.06

Weighted average common shares outstanding — assuming dilution	22,834	22,856	22,837	22,858

Condensed Balance Sheets

(Dollars in thousands)
September 24, 2004 and March 26, 2004

	Sept. 24,	March 26,
	2004	2004
	(Unaudited)
Assets
Cash and cash equivalents	$33,955	$50,915
Trade receivables	51,030	48,766
Loans held for investment, net	118,821	96,833
Inventories	123,607	113,799
Property, plant and equipment, net	77,634	82,547
Other assets	137,075	128,962

Total Assets	$542,122	$521,822

Liabilities and Shareholders’ Equity
Accounts payable and accrued liabilities	$98,173	$105,252
Floor plan payable	21,361	84,069
Other debt	168,365	76,448
Shareholders’ equity	254,223	256,053

Total Liabilities and Shareholders’ Equity	$542,122	$521,822

PALM HARBOR HOMES, INC.
Quick Facts

	Second Quarter Ended		Six Months Ended
	Sept. 24,	Sept. 26,	Sept. 24,	Sept. 26,
	2004	2003	2004	2003
FACTORY-BUILT HOUSING:
Company-owned superstores and builder locations:
Beginning	140	158	149	158
Added	2	2	3	5
Closed	(6)	(3)	(16)	(6)

Ending	136	157	136	157

Factory-built homes sold through:
Company-owned superstores and builder locations	1,178	1,570	2,589	3,253
Independent dealers	765	614	1,504	1,201

Total factory-built homes sold	1,943	2,184	4,093	4,454

Factory-built homes sold as:
Single-section	90	139	183	266
Multi-section	1,545	1,788	3,284	3,725
Modular	308	257	626	463

Total factory-built homes sold	1,943	2,184	4,093	4,454

Average sales prices:
Manufactured housing — retail	$71,000	$65,000	$73,000	$65,000
Manufactured housing — wholesale	$55,000	$44,000	$53,000	$43,000
Modular housing — retail	$136,000	$147,000	$132,000	$140,000
Modular housing — wholesale	$78,000	$64,000	$75,000	$64,000

Homes produced	1,971	1,992	4,068	4,135
Internalization rate (manufactured and modular	60%	72%	62%	73%

FINANCIAL SERVICES
Loan originations:
CPM	269	336	511	656
BSM	293	288	562	793